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                                                                     Exhibit 2.2

                              TERMINATION AGREEMENT

        This Termination Agreement (the "Agreement") is made this 1st day of March, 2001 (the "Effective Date"), by and among CyberCash, Inc., a Delaware corporation, Blue Fish Acquisition Corp., a Virginia corporation and Network 1 Financial Corporation, a Virginia corporation. The signatories to this Agreement will be referred to jointly as the "Parties."

        WHEREAS, the Parties entered into the Agreement and Plan of Merger dated December 13, 2000 ("Merger Agreement"); and

        WHEREAS, the Parties wish to terminate the Merger Agreement as of the Effective Date.

        NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

        1. CyberCash, Inc. and Network 1 Financial Corporation mutually agree to terminate their Agreement and Plan of Merger effective immediately, each reserving all rights thereunder.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.



                                            CYBERCASH, INC.


                                            By:  /s/ John H. Karnes
                                               --------------------------------
                                              Name:  John H. Karnes
                                              Title:  Chief Financial Officer



                                            NETWORK 1 FINANCIAL CORPORATION


                                            By:  /s/ William G. Wade
                                               --------------------------------
                                              Name:  William G. Wade
                                              Title:  President & CEO